Exhibit 10.2

Participation Agreement

SIDOR/CVG

Between Siderúrgica del Orinoco (SIDOR), C.A., commercial corporation domiciled in Caracas, registered under the commercial record of the judicial and Federal District and Miranda State, on April 1, 1964, under number 86, volume 13-a, which registration was published in the Municipal Gazette of the Federal District no. 11.256 on April 8, 1964 (“Sidor”), hereby represented by its Executive President, Martin Berardi, Argentinean, of legal age, resident in Caracas and carrying identification number E-82.279.736 and by the President of its Managing Board, Maritza Izaguirre, Venezuelan, of legal age, resident in Caracas and carrying identification number 1.728.678, both duly authorized to execute this document pursuant to the Act of the Managing Board of Sidor dated March 14, 2003 and the Act of the Shareholders Meeting dated June     , 2003; and C.V.G. - CORPORACION VENEZOLANA DE GUAYANA, Autonomous Institution with its own legal personality and with assets distinct and independent from the Republic, regulated by the Organic Development Statute of Guayana published in the special Official Gazette of the Bolivarian Republic of Venezuela No. 5.561 on November 28, 2001, and whose current By-laws were approved through Decree no. 1.531 (with legal rank), published in the special Official Gazette of the Bolivarian Republic of Venezuela No. 5.553 on November 12, 2001 (the “CVG” and, together with Sidor, the “Parties”), represented in this act by Francisco Rangel Gómez, Venezuelan, of legal age, resident in Guayana City, carrying identification number 2.520.281, in his condition of President, according to Decree 1.034 published in the Official Gazette of the Bolivarian Republic of Venezuela No.37.054 on October 10, 2000, duly authorized by articles 36 and 37, numeral 10 of the Organic Development Statute of Guayana and in conformity with resolution No. PRE-Nro. 8779 dated April 10, 2003; it has been agreed to execute this Participation Agreement (with its Annexes, the “Contract”) which has been based on the following preliminary considerations and ruled by the following clauses.

Preliminary Considerations

WHEREAS, Sidor has as an objective to constitute, administer, manage, direct and exploit the steel business, directly or through its own companies, or other persons, public or private. In this way, it carries out the respective agreements and obtains the respective concessions to carry out the rest of the pertaining acts that constitute the practice of the industry and commerce in any of its fields, without any limitation, carrying the particular tasks of exploration, transformation of substances such as iron and steel, fully or semi- manufactured derived from the previously mentioned material, storage of goods and the provision of the necessary services to carry out the activities previously mentioned such as the promotion of other companies that have as an objective to carry out similar activities as the ones previously mentioned, and associate with legal and non-legal entities, and in general, to carry out the other operations, contracts and acts following the terms of commercial law which could be necessary or convenient for carrying out the above mentioned (the “Purpose of the Company”).

WHEREAS, in the stated date, Sidor and YLOPA – Serviços de Consultadoria Lda a commercial company located in Portugal (“Ylopa” and together with CVG, the “Participants”) have entered into a Participation Agreement (the “Participation Agreement with Sidor”).

WHEREAS, the Participants have agreed to participate in the eventual positive or negative revenue of the Sidor operations under compliance of the Articles of the Company, under the conditions and terms contemplated in this Contract, and subject to the derived limitations of the financial restructuring agreements among Sidor, its financial creditors, and the Venezuelan state, including without limitation, the established limitations in Clause 3.1 (A) and 3.1 (B) (I), (II), (III), and (IV) (this last case refers to the payment of dividends) of this Contract and in the second paragraph of the clause 6.1 of this Contract.

The Parties have agreed to execute this Contract in conformance with articles 359 and the following ones in the Commercial Code.

First Clause

Definitions

For purposes of this Contract, the following terms will have the following meanings.

“Credit to CVG” refers to the new credit that CVG has against Sidor for an amount of ten million Dollars (US$10,000,000) documented in the Debt Agreement between CVG and Sidor dated June     , 2003, which annexes to this Contract as Annex A.

“Working Capital” with respect to the Fiscal Year as a result of (a) change in the circulating assets ( excluding cash and transferable certificates) for such Fiscal Year, minus (b) the change in the transferable liabilities (excluding short term debt that will expire out of a long term plan) for that Fiscal Year, plus (c) the change for such Fiscal Year due to capital expenses utilized for spare parts and inventories included in the fixed assets, including and without limitation, lamination cylinders.

“Certificate” means a certificate substantially in the form of Annex B of this Contract.

“Participation Certificate” means a certificate substantially in the form of Annex B of this Contract.

“Contract of Banking Debt of Sidor” refers to Contract titled Amended and Restated Consolidated Refinancing Agreement dated March 31, 2003, between Sidor and a number of financial institutions.

“Debt Contract with the Republic” refers to the Contract titled “Amended Debt Contract” dated March 31, 2003, between Sidor and BANDES.

“Dollars” OR “US$” refers to the official currency of the United States of America.

“Debt with the Republic” is the Indebtedness documented in the Debt Contract with the Republic.

“Business Day” refers to a day that is not Saturday, Sunday or holiday, in which the banks could carry out its normal banking and/or exchange transactions in Caracas, London, and New York.

“EBITDA” means, with respect to any period and calculated over a Trimester Base (as defined in the Contract of Debt with the Republic), the sum (determined over a consolidated base in accordance with Venezuelan GAAP, calculated in bolivars and subsequently converted to Dollars at the average exchange rate for such period) of:

(a) the consolidated operative profit of SIDOR and its subsidiaries for such period, as expressed in the profit sheet and consolidated losses of SIDOR and its subsidiaries for such period; plus

(b) so long as they have been deducted from the determination of such operational profit for such period, the sum of:

(i)	depreciation

(ii)	amortization

(iii)	any other non-monetary charge (including adjustments due to inflation over the initial inventory including the determination of cost of sales, reserves for non-performing accounts and for contingencies derived from lawsuits and the non-monetary effect of the sale of fixed assets), as long as those non-monetary charges do not represent accrued amounts for the disbursement of cash in any other period;

(iv)	Sidor’s total payments for workers’ compensation due to layoffs

(v)	the taxes included in the operating profit

(vi)	non-monetary charges in relation to pension plans, plus,

(c) the total amount of income as Sidor’s interests and its subsidiaries during that period, as reflected in the balance sheet of SIDOR during the mentioned period.

“Indebtedness” is defined in accordance to Contract of Debt with the Republic.

“Fiscal Year” refers to the fiscal year of Sidor and its subsidiaries, which starts on January 1st and ends on December 31st of each calendar year.

“Closing Date” is defined in accordance to the Contract of Debt with the Republic.

“Capital Expenses” means, for any Party and for any period, the sum, without duplication, of the following concepts (a) all of the expenses (other than payments for spare parts and inventory included in the fixed assets, including and without limitation, lamination cylinders) incurred directly or indirectly, by such Party or any of its subsidiaries during the previously mentioned period for equipment, fixed assets, property or improvement of such, or to replace or to substitute or to add to the previously mentioned and which according to Venezuelan GAAP have been or should be reflected in the consolidated financial statements of the respective Person, such as additions to the properties, factories or equipments; or that have a useful life of more than one year; plus (b) the total sum of all related expenses with all of the capital investment in its subsidiaries, carried out directly or indirectly for such Party or any of its subsidiaries, according to the limitations already established in Clause 10.25(e) of the Contract of Debt with the Republic, during such period; plus (c) the capital sum of all of the Indebtedness (including financial leasings which have been capitalized) incurred or assumed in relation to the previously mentioned expenses or capital investments.

“Person” means any physical or judicial person, public limited company, collective company, consortium, limited partnership, association without legal status, government or any dependence or political subdivision of this or any other entity of similar nature.

“Venezuelan GAAP” refers to the generally accepted accounting principles in Venezuela.

“Tranche A Loans” has the meaning established in the Contract of Sidor’s Banking Debt such as “Tranche A Loans”.

“Results of Sidor’s Operations” refers to any period, the positive or negative sum (determined in consolidated form in conformance with Venezuelan GAAP and calculated in bolivars converted to Dollars based on the average exchange rate during the stated period) and without duplication, of: (a) consolidated EBITDA of such period, minus, (b) as long as it has not been previously deducted when calculating the EBITDA, the total amount actually paid by Sidor in cash during the mentioned period with charges to the Capital Expenses (excluding financial expenses with the funds derived from Indebtedness or any emission of investment in Securities); plus (minus) (c) deductions (or additions) in the consolidated Working Capital for such period; plus (d) as long as it has not been previously included in the EBITDA calculation, the aggregate amount of all the tax refund received by Sidor during the mentioned period, minus (e) the aggregate amount of all of the optional anticipated payments to the Indebtedness permitted and conforming to the Contract of Debt with the Republic carried out during such period and the aggregate amount of all of the payments regularly programmed to the capital and interests of the Indebtedness permitted in accordance with the Contract of Debt with the Republic carried out during such period (except with respect to any revolving credit facility without causing an equivalent reduction in the agreements among those facilities) including banking commissions and similar ones, minus (f) in the case that under the Contract of Debt with the Republic there is an existing and continued event of default, the aggregate amount of the capital payments and expected interests due and not paid, minus (g) in the measure that they have not previously been deducted in EBITDA calculations, the aggregate amount of all payments in cash due to workers’ compensations, layoffs, or pension funds carried out by Sidor during this period, and minus (h) the aggregate amount of all of the taxes on top of rent in cash paid by Sidor during this period, minus (i) the aggregate amount of all of the taxes imposed to the assets paid by Sidor during this period, minus (j) the aggregate amount of all of the tax withholdings paid by Sidor during this period, minus (k) the aggregate amount of all of the restructuring expenses paid by Sidor during this period, minus (1) the aggregate amount of all of the cash payments made by Sidor to Amazonia during this period according to the reimbursement of expenses contract in force at the Closing Date and the aggregate amount of expenses paid by Sidor to Amazonia according to Clause 10.21 of the Contract of Debt with the Republic, for the payment of a number of operating legal expenses and taxes incurred by Amazonia, minus (m) the amount required to ensure that the final available cash (excluding the aggregate amount of Performance of Sidor’s Operations (if positive), with respect to the previous Fiscal Year, which have been deposited in the account described in Clause 5.1(b) of this Participation Agreement and the Participation Agreement with CVG), after giving pro forma effect to the payment of the Performance of Sidor’s Operations to the participants (if positive), is twenty million Dollars (US$20,000,000).

“Subsidiary” means, in relation to a Person, any other Person whose absolute majority (more than 50%) of its capital or of its voting shares is in that moment direct or indirect property of such Person or of one or more of the Subsidiaries of such Person or controlled by another Person or controlled by one or more of the Person’s Subsidiaries.

“Average Exchange Rate” means with respect to any period, the sum of the official and daily exchange rate (or, if an official exchange rate does not exist, the daily exchange rate based on the market or of reference) published by the Central Bank of Venezuela or its successor for every Business Day of such period divided by the number of Business days in this period.

“Securities” will have the same meaning as the one expressed in the Contract of Debt with the Republic.

Second Clause

Contributions of CVG to the Account

Through this Contract, CVG transfers to Sidor a portion of its Credits equivalent to four million, four hundred thousand Dollars (US$4,400,000). As a result of this transfer, said portion of CVG’s Credits is permanently terminated and CVG’s capital from the Credits is transferred to CVG, which amounts to five million, six hundred thousand Dollars (US$5,600,000).

The rights of CVG are derived from this Contract and will also be stated under the Participating Certificate issued under the name of CVG, in the form included as Annex C of this Contract.

Third Clause

Participation in the Results of Sidor’s Operations (positive or negative)

3.1. Participation of CVG. Subject to Clause 3.2, CVG will have the right to participate in the eventual Results of Sidor’s Operations (positive or negative) under the following terms and conditions:

(A) If any of the Tranche A Loans is outstanding, in the hundredth and twentieth (120th) day following the last day of each Fiscal Year, starting with the Fiscal Year that finished on December 31, 2003, Sidor:

(I) will send CVG the Certificate relative to such Fiscal Year, signed by the Financial Director of Sidor, and

(II) will utilize one hundred percent (100%) of the Results of Sidor’s Operations which correspond to said Fiscal Year (as long as they are positive) in order to pay in advance the capital of the Tranche A Loans as it has already been established in the Contract of Sidor’s Banking Debt, until an equivalent total sum of eleven million Dollars (US$11,000,000) of the Results of Sidor’s Operations which correspond to the Fiscal Year (as long as they are positive) and to all of the previous Fiscal Years that end after December 31, 2002 have been utilized to anticipate payments of Tranche A Loans in accordance to the description in this clause (A) (II).

(B) As long as (x) a total amount equivalent to eleven million Dollars (US$11,000,000) of Results of Sidor’s Operations corresponding to the Fiscal Year (as long as they are positive) and to all of the previous Fiscal Years that finalize after December 31, 2002 have been utilized to make payments in advance of the Tranche A Loans conforming to the limitations already described in section (A) (II), and (y) all of the capital and interest payments from Tranche A Loans scheduled for June 30, 2004 have been made, then:

(I) On June 30, 2004 and the one hundredth and twentieth (120th) day, which follows the last day of the 2004 Fiscal Year and the 2005 Fiscal Year, in the manner that Tranche A Loans, which continue to be outstanding, Sidor will pay in advance the outstanding capital balance of the previously mentioned Tranche A Loans equivalent to five per cent (5%) of the total amount of: (1) Results of Sidor’s Operations which correspond to such Fiscal Year (insofar as they are positive), minus (2) the amount of Results of Sidor’s Operations (insofar as they are positive), that were utilized pursuant to section (A) and only if the amount of section (1) refers to the Results of Sidor’s Operations which corresponds to the 2003 Fiscal Year, and if a sum of eleven million Dollars (US$11,000,000) of Results of Sidor’s Operations which corresponds to the 2003 Fiscal Year was used pursuant to clause (A)(II), minus (3) an equivalent amount to the lower of (x) the Results of Sidor’s Operations which correspond to the 2003 Fiscal Year (insofar as they are positive), minus eleven million Dollars (US$11,000,000) and (y) ten million Dollars (US$10,0000,000).

(II) On June 30, 2004 and the one hundredth and twentieth (120th) day, which follows the last day in the 2004 Fiscal Year and the 2005 Fiscal Year, Sidor will pay in advance the outstanding capital balance of the Debt with the Republic in an amount equivalent to twenty five per cent (25%) of the amount equal to: (1) Results of Sidor’s Operations which correspond to such Fiscal Year (insofar as they are positive), minus (2) the amount of such Results of Sidor’s Operations (insofar as they are positive), that were utilized pursuant to section (A) and only if the amount of section (1) refers to Results of Sidor’s Operations which correspond to the 2003 Fiscal Year, and if a sum of eleven million Dollars (US$11,000,000) of Results of Sidor’s Operations which corresponds to the 2003 Fiscal Year was used pursuant to clause (A)(II), minus (3) an equivalent amount to the lower of (x) the Results of Sidor’s Operations which correspond to the 2003 Fiscal Year (insofar as they are positive), minus eleven million Dollars (US$11,000,000) and ten million Dollars (US$10,0000,000)

(III) In the one hundredth and twentieth (120th) day following the last day of each Fiscal Year that ended after December 31, 2005, Sidor will pay in advance the outstanding capital balance of Debt with the Republic equivalent to thirty per cent (30%) of an amount equal to: (1) Results of Sidor’s Operations which correspond to the Fiscal Year (as long as they are positive) minus (2) the amount of the Results of Sidor’s Operations utilized according to section (A); and

(IV) On June 30, 2004 and in the one hundredth and twentieth (120th) day following the last day of the Fiscal Year that ended after December 31, 2003, CVG will participate in the Results of Sidor’s Operations (positive or negative) in an equivalent amount of (1) 28,189% of the amount equivalent to (x) the Results of Sidor’s Operations which correspond to the Fiscal Year, minus (y) the amount of such Results of Sidor’s Operations utilized in accordance with section (A) and only if the amount (x) refers to the Results of Sidor’s Operations corresponding to the 2003 Fiscal Year, and if an amount equivalent to eleven million Dollars (US$11,000,000) of the Results of Sidor’s Operations which correspond to the 2003 Fiscal Year based on the limitations already established in Clause (A) (II) was utilized, minus (z) an equal amount to the lower of (a) Results of Sidor’s Operations in the 2003 Fiscal Year, minus eleven million Dollars (US$11,000,000) and (b) ten million Dollars (US$10,000,000) minus (2) 40.27% of the aggregate amount of dividends in cash that needs to be paid by Sidor to its shareholders according to the applicable legislation (x) in that Fiscal Year and (y) in all of the previous Fiscal Years in the same way that the amount of such paid dividends in the previous Fiscal Years would not have been applied according to the calculations in this section (IV) in order to reduce the sum that would have been paid under any other title according to this section (IV) in any of the previous Fiscal Years.

3.2. Limitations of participation in the Results of Sidor’s Operations that are negative. It is understood that the participation of CVG in the Results of Sidor’s Operations that are negative will be limited to a maximum of four hundred thousand Dollars (US$400,000) per year.

Fourth Clause

Determination of the Results of Sidor’s Operations (positive or negative)

The one hundredth and twentieth (120th) day following the end of each Fiscal Year (beginning with the Fiscal Year that ended in December 31, 2003), Sidor will send to CVG (i) a copy of the annual financial statements of Sidor that correspond to the Fiscal Year prepared in accordance with Venezuelan GAAP, including a balance sheet, profit and loss account, and cashflow analysis, accompanied by the opinion of an audit company of international standing, and (ii) a complete copy of the Certificate with respect to the Fiscal Year, duly certified by the Financial Director of Sidor, which will constitute the definitive document to be utilized to determine the Results of Sidor’s Operations for such Fiscal Year (positive or negative).

Fifth Clause

Payment of the Results of Sidor’s Operations (positive or negative)

5.1. Payment of Positive Results to CVG

(a) subject to paragraph (b) of this Clause 5.1, in case the Results of Sidor’s Operations for a Fiscal Year (beginning with the Fiscal Year that ended in December 31, 2003) are positive, then Sidor would have to pay to CVG the percentage that corresponds to CVG in the positive Results of Sidor’s Operations of the applicable Fiscal Year in accordance with Clause 3, (i) on June 30, 2004, if the Fiscal Year corresponds to 2003, or (ii) the one hundredth and twentieth (120th) day following the last day of the Fiscal Year, if such Fiscal Year corresponds to a year after 2003.

(b) In case an event of default takes place and is continuing according to the Contract of Sidor’s Banking Debt or to the Contract of Debt with the Republic, the entire sum that Sidor should have paid according to this Agreement will be deposited by SIDOR in a segregated account of SIDOR and will not be withdrawn or paid according to this Agreement unless (i) the default has been cured or waived pursuant to the terms of the Contract of SIDOR’s Banking Debt or to the Contract of Debt with the Republic, as applicable, within fifteen days of said amount becoming payable pursuant to this Agreement and (ii) at least thirty days (30) days since the date when the default was cured or waived (as long as during that period there are no other defaults), in which case the payments will be freed and paid according to this Agreement.

(c) Payment of Negative Results to Sidor. In case the Results of Sidor’s Operations during a Fiscal Year (starting with the Fiscal Year that ends on December 31, 2003) are negative, then CVG will have to pay to Sidor the percentage that corresponds to CVG in the Results of Sidor’s Operations in said Fiscal Year according to Clause 3 (and subject to the limitations established in that Clause) (i) on June 30, 2004, if such Fiscal Year corresponds to 2003, or (ii) the one hundredth and twentieth (120th) day following the last day of the previously mentioned Fiscal Year, if this Fiscal Year corresponds to a year after 2003. It is expressly agreed among the Parties that CVG will have the right to offset the amounts owed pursuant to this Clause against any amounts owed to CVG by Sidor.

Sixth Clause

Miscellaneous

6.1. Term. This Agreement will become effective starting on the Closing Date of the contract and (with the exception of the following paragraph) will remain effective until the earlier of December 31, 2016 or until the last day of the Fiscal Year immediately following the Fiscal Year during which the last payment of the Debt with the Republic is made, consequently, CVG will participate in the Results of Sidor’s Operations (positive or negative) until (and including) the Fiscal Year ending on December 31, 2016 or until the Fiscal Year immediately preceding the last payment of the Debt with the Republic is made, whichever occurs first.

Even in the case of termination or expiration, CVG has no right to the reimbursement of any contribution made in accordance with the Second Clause of this Contract.

6.2. Payments. All payments contemplated in this Agreement will be made exclusively in Dollars, and in the accounts that CVG and Sidor have previously stated in writing without any exchange restrictions. In case Sidor cannot obtain Dollars as a result of any possible exchange restriction or prohibition, Sidor will deliver to CVG, at Sidor’s expense, and as long as it does not violate Venezuelan law, a number of Venezuelan securities denominated in Dollars that are liquid and available in the local Venezuelan market or any other public or private debt certificate or liquid capital valued in Dollars in the U.S., such that once CVG sells these securities the net funds derived from those sales are equal to the amount in Dollars that are owed according to this Agreement. Nevertheless, any debt of any of the Parties in relation to this Agreement will not be considered paid until the creditor of that debt has received sufficient Dollars as a result of the sale of the securities or as a result of the total payment of that debt in a manner contemplated under this Agreement.

6.3. Notices. Notices in connection with this Agreement will be valid if made in writing and sent to the following addresses:

(a) CVG: Corporación Venezolana de Guayana, Av. Guayana cruxe con Calle Cuchiveros, Edificio Sede CVG, Altavista, Puerto Ordaz, Edo. Bolivar, Attn: Secretaría General.

(b) Sidor: Siderúrgica del Orinoco (SIDOR), C.A., Edif. General, Piso 7, Av. La Estancia, Chuao, Caracas. Attn: Financial Director (with a copy to the Director of Legal Matters).

Any party may amend its address for notices through notice in writing to the other party. Nevertheless, until such change has been notified, the address for notices will continue to be the same.

6.4. Equivalent currency in bolivars. Solely for purposes of article 117 of the Venezuelan Central Bank law, the bolivar equivalent currency for all of the quantities expressed in this contract will be in Dollars at the official exchange rate of six hundred bolivars for each Dollar (bolivars 1600/US$1).

6.5. Assignment. It is agreed that CVG may transfer, assign or delegate this Agreement, as well as the rights and obligations derived from such, totally or partially, through notice to Sidor of such assignment in writing. Sidor will not be able to transfer, delegate, or assign this Agreement or the rights and obligations derived from it, without CVG’s previous consent.

6.6. Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties with respect to the object of this agreement and replaces any previous agreements and understandings among the parties with respect to the matters covered by it.

6.7. Amendments. This Agreement and its terms may be amended only in writing and with the signature of all of the parties.

6.8. Governing Law. This Agreement is ruled by the laws of the Bolivarian Republic of Venezuela.

6.9. Dispute Resolution; Arbitration. Any controversy that arises from this Agreement or that has any relation to it or with its effects, validity, interpretation or execution, will be resolved by the Bolivarian Republic of Venezuela, with Caracas as the official location.

Two copies of this contract are executed, of the same tenor and purpose, in Caracas, on June 20, 2003.

SIDERÚRGICA DEL ORINOCO (SIDOR), C.A.

Name:	Martín Berardi
Title:	Executive President

Name:	Maritza Izaguirre
Title:	President of the Joint Directive

CORPORACION VENEZOLANA DE GUAYANA

Name:	Francisco Rangel Gómez
Title:	President

Annex A of

Participation Agreement

Debt Agreement between CVG and SIDOR

Between C.V.G. - CORPORACION VENEZOLANA DE GUAYANA, Autonomous Institution with its own legal personality and with assets distinct and independent from the Republic, regulated by the Organic Development Statute of Guayana published in the special Official Gazette of the Bolivarian Republic of Venezuela No. 5.561 on November 28, 2001, and whose current By-laws were approved through Decree no. 1.531 (with legal rank), published in the special Official Gazette of the Bolivarian Republic of Venezuela No. 5.553 on November 12, 2001 (“CVG”), represented in this act by Francisco Rangel Gómez, Venezuelan, of legal age, resident in Guayana City, carrying identification number 2.520.281, in his condition of President, according to Decree 1.034 published in the Official Gazette of the Bolivarian Republic of Venezuela No.37.054 on October 10, 2000, duly authorized by articles 36 and 37, numeral 10 of the Organic Development Statute of Guayana and in conformity with resolution No. PRE-Nro. 8779 dated April 10, 2003; and SIDERÚRGICA DEL ORINOCO, C.A. (SIDOR), commercial corporation domiciled in Caracas, registered under the commercial record of the judicial and Federal District and Miranda State, on April 1, 1964, under number 86, volume 13-a, which registration was published in the Municipal Gazette of the Federal District no. 11.256 on April 8, 1964 (“Sidor”), hereby represented by its Executive President, Martín Berardi, Argentinean, of legal age, resident in Caracas and carrying identification number E-82.279.736 and by the President of its Managing Board, Maritza Izaguirre, Venezuelan, of legal age, resident in Caracas and carrying identification number 1.728.678, both duly authorized to execute this document pursuant to the Act of the Managing Board of Sidor dated March 14, 2003; it has been agreed to execute this agreement (the “Contract of Debt”) which has been based on the following preliminary considerations and ruled by the following clauses.

WHEREAS:

In the process of financial restructuring of SIDOR, the Bolivarian Republic of Venezuela (the “Republic”) authorized (i) that BANDES transfer to CVG a portion of the credit that the now-extinct Investment Fund of Venezuela had over SIDOR, which was restructured through the Debt Agreement dated February 23, 2000 (the “Credit”), (ii) that BANDES restructure the terms and conditions of the outstanding balance of the Credit and (iii) that the Credit be contributed to a trust of which the settlor and beneficiary would be the Republic and the trustee would be BANDES.

On March 31, 2003, BANDES, in its condition as administrator of the Credit, and SIDOR subscribed an Amendment to the Contract of Debt dated February, 2000 (the “Contract of Debt with the Republic”).

On June 13, 2003, the Republic decided to transfer the credit to the Fondo Único Social, autonomous institution which was formed in accordance with the Decree with Force of Law of the Social Fund of November 7, 2001, published in the official Gazette 37.322 on November 12, 2001 (“FUS”).

On June 13, 2003, the FUS and BANDES executed a trust agreement, pursuant to which the FUS transferred the Credit in trust to BANDES and authorized BANDES to transfer to CVG a portion of the Credit equivalent to three hundred and sixty seven million seven hundred and thirty seven thousand five hundred and eighty four American Dollars (“Dollars”) and thirty three cents (US$367,737,584.33).

On June 20, 2003, BANDES, as trustee of the Credit, transferred to CVG a portion of the Credit equivalent to three hundred and sixty seven million seven hundred and thirty seven thousand five hundred and eighty four American Dollars (“Dollars”) and thirty three cents (US$367,737,584.33).

CVG has agreed to (i) contribute a portion of the Credit transferred to CVG equivalent to three hundred and fifty seven million seven hundred and thirty seven thousand five hundred and eighty four American Dollars (“Dollars”) and thirty three cents (US$357,737,584.33) to SIDOR’s capital; (ii) transfer to SIDOR a portion of the Credit transferred to CVG equal to ten million American Dollars (US$10,000,000) (“Existing Credit of CVG”) in exchange for a new credit by SIDOR for an amount of ten million Dollars (US$10,000,000) (the “New Credit of CVG”), all of the aforementioned carried out under the terms and conditions of this Contract of Debt, and (iii) contribute a portion of the New Credit of CVG equal to four million four hundred thousand Dollars (US$4,400,000) to a new participation account that will be established with SIDOR in accordance with the terms and conditions established in a Participation Agreement to be executed between SIDOR and CVG (the “Participation Agreement”).

In accordance with the aforementioned, the parties hereby agree to this Contract of Debt which modifies and completely substitutes the Contract of Debt dated February 23, 2000 with regards to the Existing Credit of CVG.

First Clause

Exchange of the Existing Credit of CVG for the New Credit of CVG; partial contribution of the New Credit from CVG to SIDOR

Pursuant to this agreement, on the Closing Date CVG will assign to SIDOR the Existing Credit of CVG of ten million Dollars (US$10,000,000) in consideration for which Sidor will issue the New Credit of CVG of ten million Dollars (US$10,000,000). As a result of the previously stated, on the Closing Date (i) the Existing Credit of CVG will be extinguished automatically with all of its accessories and guarantees (including, without limitation, the guarantees related to the Guaranty Agreement dated February 23, 2000 between SIDOR and the other signatories thereto and the guarantees given by Siderúrgica Venezolana “Sivensa” S.A., Siderar S.A.I.C., Techint Engineering Company Inc. (now Inversiones Siderúrgicas, S.A.), Siderúrgica Angostura, C.A., Tamsider Limited Liability (LLC), Usinas Siderúrgica de Minas Gerais S.A. Usiminas, Hylsamex,

S.A. de C.V. and Hylsalatin LLC pursuant to the Amendment to the Guaranty Agreement dated February 23, 2000, as long as the guarantees have not been previously released), without any additional action from CVG or SIDOR, and (ii) the New Credit of CVG will enter in effect automatically, without any additional action from CVG or SIDOR. The New Credit of CVG will be ruled by this Contract of Debt.

Second Clause

Terms of the New Credit of CVG

2.1. Payment of Principal. Subject to the limitations already established in Clause 2.3 of this Contract of Debt, the New Credit of CVG will become due in total on December 30, 2018.

2.2. Interests. The New Credit of CVG will accrue interests at an annual rate of eight percent (8%). Interest will be calculated over the outstanding balance, having a year of three hundred and sixty (360) days as a reference, and will be calculated as of every Interest Period (as defined below), but they will not be subject to capitalization. Subject to the limitations already established in Clause 2.3 of this Contract of Debt, interests will be payable on December 30, 2018. “Interest Period” is defined as (i) initially, the period that begins in the Closing Date and ends in the following Interest Calculation Date, without including this last date and (ii) for every successive period of interests, the period that beings with the last day of the previous Interest Period and that ends in the following Interest Calculation Date, without including this last date. “Interest Calculation Date” means June 30 and December 30 or if this date is not a Business Day, the first Business Day that follows such date. “Business Day” means a day that is not a Saturday, Sunday or holiday and in which banks can carry out their banking and/or exchange activity in a normal manner in Caracas, London, and New York.

2.3. Offseting amounts. In the case that CVG must pay to SIDOR any amount according to the Participation Agreement, CVG will have the right to consider a portion of the New Credit of CVG (and its interests) equal to the amounts owed by CVG pursuant to the Participation Agreement, as due and payable and CVG may offset such amount with the New Credit of CVG (and its interests). CVG shall exercise its offset rights within the first thirty (30) days following the date in which SIDOR notifies CVG that CVG will have to pay any amount in accordance with the Participation Agreement. This term can be extended by up to thirty (30) days, per request of CVG. CVG shall exercise its offset rights by written notice to SIDOR in accordance with the terms of Clause 3.2 of this Contract.

2.4. Subordination. Subject to the established in Clause 2.3 of this Contract, the payment of principal and interests of the New Credit of CVG will be subordinated to the total payment of principal, interests and other debts of SIDOR owed by it under the following agreements: (i) the Contract of the Debt with the Republic, (ii) the “Amended and Restated Consolidated Agreement” dated March 31, 2003, between SIDOR and the financial institutions named therein, (ii) the Amendment Agreement dated June 18, 2003, between SIDOR and C.V.G. Ferrominera Orinoco C.A., (iii) the Amendment Agreement dated June 18, 2003, between SIDOR and C.V.G. Electrificación of Caroni, C.A. (EDELCA), and (iv) the Agreement on June 18, 2003, subscribed between SIDOR and C.V.G. Electrificación de Caroní, C.A. (EDELCA) (collectively, the “Senior Obligations”). In consequence, subject to the limitations established in Clause 2.3 of this Contract, SIDOR will not be able to pay any of the established amounts in this Contract of Debt before the entire payment of all of the Senior Obligations. In case that Sidor should be liquidated, bankrupt, or incur in default in its payments, the creditors of the Senior Obligations will have the right to receive the total payment of every Senior Obligation before CVG is entitled to any payment under this Contract of Debt.

Third Clause

Miscellaneous

3.1. Effectiveness. This Contract of Debt will become effective on the “Closing Date”, which will be the execution date of the Contract of Debt with the Republic, under the terms established in Clause 8.1 of the Contract of Debt with the Republic.

3.2. Notices. For the effect of this Contract of Debt, any notice will be valid through if made in writing to the following addresses:

(a) CVG: Corporacion Venezolana de Guayana, Av. Guayana and Cuchiveros Street, Edificio Sede CVG, Altavista, Puerto Ordaz, Estado Bolívar. To the attention of the General Secretary

(b) Sidor: Siderúrgica del Orinoco (SIDOR) C.A., Edificio General, 7mo piso, Av. La Estancia, Chuao, Caracas. To the attention of the Financial Director (with a copy to the Director of Legal Matters).

Any Party may change its respective notice address by delivery of a written notice to the other Party. Nevertheless, as long as this notice has not been made, the notice address will remain the same.

3.3. Governing law. This Contract is ruled by the laws of the Bolivarian Republic of Venezuela.

Two copies of this contract are executed, of the same tenor and purpose, in Caracas, on June 20, 2003.

SIDERURGICA DEL ORINOCO (SIDOR), C.A.

[Signature]

Name:	Martín Berardi
Title:	Executive President

[Signature]

Name:	Maritza Izaguirre
Title:	President of the Joint Directive

CORPORACION VENEZOLANA DE GUAYANA

[Signature]

Name:	Francisco Rangel Gómez
Title:	President

Annex B

Participation Agreement

Certificate

                    , acting in my capacity of Financial Director of Siderúrgica del Orinoco (Sidor), C.A., a company constituted and located in Caracas (the “Company”), and not in my personal capacity, pursuant to the Fourth Clause of the Participation Agreement between the Company and the Corporacion Venezolana de Guayana on June     , 2003 and the Fourth Clause of the Participation Agreement between the Company and Ylopa – Serviços de Consultadoria Lda. on June     , 2003 (both referred herein as the “Contract”), I hereby certify in representation of the Company that the Results of Sidor’s Operations corresponding to the fiscal year that ended on December 31, 20    , calculated in conformity with the terms of the contract, are [positive] [negative] and ascending to                      American dollars (US$                     ). Enclosed in the present certificate are the calculations performed by the Company in order to determine such Results of Sidor’s Operations. Terms in capital letters used and not defined in the present certificate will carry the meaning assigned to it in the Contracts

Certificate issued on                                  , 2        .1

Name:
Title:	Financial Director

[1]	To be sent within 120 days following the culmination of every Annual Report.

B-1

Annex C of

Participation Agreement

Certificate of Participation

Certificate of Participation No. 1

SIDERURGICA DEL ORINOCO (SIDOR) C.A.

Share Capital bs. 318,267,100,000

The present certificate, issued to CORPORACION VENEZOLANA DE GUAYANA (CVG). (the “Holder”), represents the rights of the Holder derived from the Participation Agreement executed on June     , 2003 between Siderúrgica del Orinoco (Sidor) C.A. (the “Company”) and the Holder, and to the contribution to the participating account by the Holder of a credit against the Company for four million four hundred thousand American dollars (US$4,400,000), in accordance with the terms of the Second Clause of said Contract.

The capital of the company is three hundred and eighteen thousand two hundred and sixty seven million one hundred thousand bolivars. (Bolivars 318,267,100,000)

The term of the Company is fifty (50) years, counting since June 25, 1999.

The Ordinary Assembly of Stockholders will meet within the next three (3) months following the termination of every fiscal year.

The Constitutive Act and the Articles of Association of the Company were initially inscribed in the Commercial Register of the Judicial Jurisdiction of the Federal District and Miranda State, on April 1, 1964, under number 86, Volume 13-A, as it was published in the Municipal Gazette of the Federal District number 11.256 on April 8, 1964.

Caracas, June 20, 2003

SIDERURGICA DEL ORINOCO (SIDOR), C.A.

[Signature]

Name:	Martín Berardi
Title:	Executive President

[Signature]

Name:	Maritza Izaguirre
Title:	President of the Joint Directive

C-1

ADDENDUM OF

PARTICIPATION AGREEMENT

SIDOR/CVG

Between CORPORACIÓN VENEZOLANA DE GUAYANA (CVG), an Autonomous Institution created by Decree No. 430 on December 30, 1960, published in the Official Gazette of the Republic of Venezuela No. 26,445 on December 30, 1960 and whose last reform was dictated by Decree No. 1,531, on November 7, 2001, published in the Official Gazette of the Bolivarian Republic of Venezuela No. 5,553 (Extraordinary), on November 12, 2001, hereby represented by its President (E) Lic. RAFAEL JOSE SÁNCHEZ MARQUEZ, Venezuelan, of legal age, with identification number No. 3,861,944 and as it is stated in Resolution Pre-No. 045-03, on October 8, 2003, duly authorized for executing this document as stated in Resolution DIR-No. 8,843 on September 26, 2003, for the first part; and for the other one, SIDERURGICA DEL ORINOCO, C.A. (SIDOR), a commercial company located in Caracas, registered in the Commercial Registry of the Judicial Division of the Federal District and Miranda state on April 1, 1964, under registration number 86, Volume 13-A, according to the register published in the Municipal and Federal District Gazette, Number 11,256, on April 8, 1964, (now referred as “Sidor”) represented in this document by its Executive President Martín Berardi, of legal age, Argentinean, with identity number E-82.279.736, and by the President of the Board of Directors Maritza Izaguirre, of legal age, Venezuelan, with identity number 1.728.678, duly authorized by this act by Sidor’s Board of Directors in its meeting on September 30, 2003, in which it has been agreed to execute the present addendum (the “Addendum”) to the Participating Agreement between CVG and Sidor dated June 20, 2003 (the “Contract”).

PRELIMINARY CONSIDERATIONS

WHEREAS, on June 20th, 2003, YLOPA and Sidor entered into the Contract.

WHEREAS, CVG and Sidor have agreed to amend the Contract under the terms established in this Addendum.

In virtue of the foregoing, the parties enter into this Addendum, which modifies the Contract in the terms established in the present documents.

FIRST CLAUSE: DEFINITIONS

Capitalized terms that are not defined in this Addendum shall have the meaning attributed to them in the Contract.

SECOND CLAUSE: AMENDMENTS TO THE CONTRACT

By means of this Addendum, CVG and Sidor agree to amend the Contract in the following manner:

(a) The following new definitions are added, in alphabetical order, to the First Clause of the Contract:

“Contract of the New Indebtedness with EDELCA” is the contract (as amended) entered into between SIDOR and C.V.G. Electrificación del Caroní, C.A. (EDELCA) dated June 18th, 2003, in accordance with which Indebtedness in the amount of Twenty Million Dollars (US$20.000.000) by SIDOR to EDELCA was reprogrammed.

“Semi-annual Fiscal Period” means, for any year, the period initiating on January 1st and ending on June 30th, both dates inclusive, and the period initiating on July 1st and ending on December 31st, both dates inclusive.

“Distribution Date” is (a) September 30th, 2003, or (b) the date that is no later than the tenth Business Day following the date on which Sidor receives from the Exchange Administration Commission (CADIVI) the authorization to acquire currencies and the authorization to liquidate currencies necessary to make the payments established in Clause 5.l(a)(i) of this Contract, whichever is later.

“Applicable Amount for Results of Sidor’s Operations” has the meaning attributed to it in Clause 3.1(B) of this Contract.

“Applicable Period” has the meaning attributed to it in Clause 3.1(B) of this Contract.

(b) The following text substitutes and leaves without effect the definition of “Working Capital” contained in the First Clause of the Contract.

“Working Capital” means with regard to each period the result from (a) the change in current assets (excluding cash and negotiable instruments) for said period, minus (b) the change in current liabilities (excluding short-term maturing dates of long-term Indebtedness) for said period, plus (c) the change for said period in the Capital Expenses used for replacements and inventories included in the fixed assets, including, without limitation, lamination cylinders.

(c) The First Clause of the Contract is modified by this Addendum through the inclusion of the following paragraph at the end of said First Clause:

When, in this Contract, reference is made to a contract, accord, agreement or document, said reference will encompass all modifications, addenda, additions and amendments to said contract, accord, agreement or document that may be agreed upon from time to time.

(d) The following text substitutes and leaves without effect the definition of “Results of Sidor’s Operations” contained in the First Clause of the Contract:

“Results of Sidor’s Operations” means, with regards to Sidor and any period, the positive or negative sum (determined in a consolidated manner in accordance with Venezuelan GAAP and calculated in Bolívars and subsequently converted to Dollars at the Average Exchange Rate of said period), without duplication, of: (a) consolidated EBITDA of said period, minus (b) as long as it has not been previously deducted when calculating EBITDA, the total amount actually paid by Sidor in cash during said period with regards to the Capital Expenses (excluding expenses financed with the funds arising from the incurring of Indebtedness or from any issuing of Securities); plus(minus) (c) decreases (or increases) in the consolidated Working Capital for said period; plus (d) as long as it has not been previously included in the calculation of EBITDA, the aggregate amount of all tax refunds in cash received by Sidor during said period, minus (e) (i) the aggregate amount of all the optional advance payments of the Indebtedness allowed in accordance with the Contract of Debt with the Republic effected during said period and (ii) the aggregate amount of all the regularly programmed payments of interest from the Indebtedness allowed in accordance with the Contract of Debt with the Republic effected during said period (except with respect to any revolving credit facility as long as an equivalent reduction is not produced in the commitments under said facilities) including banking and similar commissions, with the understanding that with respect to each period between July 1st, 2003 and December 31st, 2003 (inclusive), and the period between January 1st, 2004 and June 30th, 2004 (inclusive), neither the total nor portion whatsoever of the amounts distributed by Sidor on the Date of Distribution as capital or interests as established in the Contract of Debt with the Republic, in the Contract of Sidor’s Banking Debt and in the Contract of the New Indebtedness with EDELCA will be deducted in accordance with this sub-clause (e), minus (f) in the event that default should occur, and continue, on the Contract of Debt with the Republic, the aggregate amount of the capital and programmed interest payments that are overdue and unpaid, minus (g) as long as it has not been previously deducted when calculating EBITDA, the aggregate amount of all the cash payments for labor indemnifications for severance of personnel and pension funds actually made by Sidor during said period, minus (h) the aggregate amount of all the taxes on the rent actually paid in cash by Sidor during said period, minus (i) the aggregate amount of all taxes on assets in effect actually paid by Sidor during said period, minus (j) the aggregate amount of all tax withholdings effectively paid by Sidor in cash during said period, minus (k) the aggregate amount of all the restructuring payments effectively paid in cash by Sidor during said period, minus (1) the aggregate amount of all the cash payments actually made by Sidor to Amazonia during said period in accordance with the Contract of reimbursement of expenses valid on the Closing Date and the aggregate amount of payments effectively made by Sidor to Amazonia in accordance to Clause 10.21 of the Contract of Debt with the Republic for the payment of certain operating, legal and tax expenses incurred by Amazonia, minus (m) the amount required to ensure that the final available cash (excluding the aggregate amount of Results from Sidor’s Operations (as long as they are positive), if there were any, with respect to any previous Fiscal Years or Semi-Annual Fiscal Periods, that has been deposited in the account mentioned in Clause 5.1(b) of this Contract and of the Account Participation Agreement with Ylopa), after having given effect proforma to the payment of the Results from Sidor’s Operations to the Participants (if the Results from Sidor’s Operations to the Participants were positive), will be twenty million (US$20.000.000).

(e) The text below substitutes and leaves without effect Section 3.1 contained in the Third Clause of the Contract:

3.1 Participation of CVG. Subject to the terms of Clause 3.2, CVG will have the right to participate in Results from Sidor’s Operations (positive or negative) under the following terms and conditions:

(A)	CVG will participate in Results from Sidor’s Operations corresponding to the Semi-Annual Fiscal period initiated January 1st, 2003 and ended June 30th, 2003, both dates inclusive, in an amount equal to Twenty Nine million Four Hundred and Thirty Eight Thousand Two Hundred and Ninety Six Dollars with Thirty Cents of a Dollar (US$29,438,296.30).

(B)	In the event that any of the Tranche A Loans is outstanding, and that all programmed payments of the capital of the Tranche A loans payable on the Payment Date (as defined in the Contract of Sidor’s Banking Debt) of June 30th 2004 have been paid, as well as all interests on said amounts up to said date, in accordance with the Contract of Sidor’s Banking Debt:

(I)	(A) Not prior to February 15th, 2004, and not after June 30th, 2004, Sidor will use an amount equal to the Results from Sidor’s Operations for the period beginning July 1st, 2003 and ending December 31st, 2003, both dates inclusive, minus US$10.000.000; (B) on August 15th, 2004, Sidor will use an amount equal to the Results from Sidor’s Operations for the period beginning January 1st, and ending June 30th, 2004, both dates inclusive, minus US$10.000.000; (C) not prior to February 15th, 2005, and not after June 30th, 2005, Sidor will use an amount equal to the Results from Sidor’s Operations for the period beginning July 1st, 2004 and ending December 31st, 2004, both dates inclusive; and (D) on the hundred-and-twentieth (120th) day following the last day of the 2005 Fiscal Year, Sidor will use an amount equal to the Results from Sidor’s Operations for the 2005 Fiscal Year (each one of the amounts described in sub-clauses (A) through (D) above, an “Applicable Amount of Results from Sidor’s Operations” and each of the periods described in sub-clauses (A) through (D) above, the “Applicable Period”), in each case in the following manner and as long as Sidor has sent the Certificate corresponding to said Applicable Period in accordance with Clause 4 of this Contract:

(1)	5% of the Applicable Amount of Results from Sidor’s Operations (if positive) will be used to prepay the capital payments of the Tranche A Loans in inverse order of their expiration.

(2)	25% of the Applicable Amount of Results from Sidor’s Operations (if positive) will be used to prepay the capital payments of the Indebtedness with the Republic.

(3)	CVG will participate in the Results from Sidor’s Operations (positive or negative) in an amount equivalent to (x) 28.189% of the Applicable Amount of Results from Sidor’s Operations minus (y) 40.27% of the aggregate amount of cash dividends that according to the applicable legislation must be paid by Sidor to its shareholders during said Applicable Period, and in past Applicable Periods, Fiscal Years or Semi-Annual Fiscal periods, as long as the amounts from said dividends paid in said past Applicable Periods, Fiscal Years and/or Semi-Annual Fiscal periods have not been applied in accordance with the calculations of this sub-clause (3) to reduce the amounts that would have in any other way been paid in accordance with this sub-clause (3) in any of said past Applicable Periods, Fiscal Years or Semi- Annual Fiscal periods.

(II)	On the hundred-and-twentieth (120th) day following the last day of the Fiscal Year that ends December 31st, 2006 and on the hundred-and-twentieth (120th) day following the last day of each subsequent Fiscal Year, Sidor will use an amount equal to the Results from Sidor’s Operations corresponding to said Fiscal Year, in each case in the following manner indicated, as long as Sidor has sent the

Certificate corresponding to said Fiscal Year in accordance with the provisions of Clause 4 of this Contract:

(1)	30% of the Results from Sidor’s Operations (if positive) will be used to prepay the capital payments of the Indebtedness with the Republic.

(2)	CVG will participate in the Results from Sidor’s Operations (positive or negative) in an amount equivalent to (x) 28.189% of the Applicable Amount of Results from Sidor’s Operations minus (y) 40.27% of the aggregate amount of cash dividends that according to the applicable legislation must be paid by Sidor to its shareholders during said Fiscal Year or in past Fiscal Years or Semi-Annual Fiscal periods, as long as the amounts from said dividends paid in said Fiscal Years and/or Semi-Annual Fiscal periods have not been applied in accordance with the calculations of Section 3.1(B)(I)(3) or this sub-clause (2) to reduce the amounts that would have in any other way been paid in accordance with Section 3.1(B)(I)(3) or this sub-clause (2) in any of said past Fiscal Years or Semi-Annual Fiscal periods.

(f) The following text substitutes and leaves without effect the Fourth Clause of the Contract.

CLAUSE FOUR

Determination of Results from Sidor’s Operations (positive or negative)

As soon as possible and in any event within the 120 days following the culmination of each Fiscal Year that ends after 2004 and after the culmination of Semi-Annual Fiscal Periods that end on December 31st, 2003, June 30th, 2004 and December 31st, 2004, Sidor will send to CVG (i) a copy of Sidor’s financials corresponding to said Fiscal Year or Semi-Annual Fiscal period, as the case may be, prepared in accordance with Venezuelan GAAP, which will contain a balance sheet, profit and loss and cash flow analysis, accompanied in the case of financials corresponding to a Fiscal Year by the opinion of an auditing firm of international prestige, and (ii) a complete copy of the Certificate with respect to said Fiscal Year or Semi-Annual Fiscal Period, duly signed by the Financial Director of Sidor, which will constitute the definitive document that will be used to determine the Results from Sidor’s Operations for said Fiscal Year or Semi-Annual Fiscal period (positive or negative).

(g) The following text substitutes and leaves without effect the Sections 5.1 and 5.2 contained in the Fifth Clause of the Contract:

5.1 Payment of Positive Results to CVG.

(a) (i) Sidor will pay CVG its share in the Results from Sidor’s Operations corresponding to the Semi-Annual Fiscal period begun on January 1st, 2003 and ended June 30th 2003, both dates inclusive, as indicated in Clause 3.1(a), on the Distribution Date. (ii) Subject to the provisions of paragraph (b) of this Clause 5.1, in the event that the Results from Sidor’s Operations contemplated in Clause 3.1 (B) are positive, Sidor will pay CVG the percentage that it is entitled to in accordance to the provisions of said Clause 3.1(B), and on the same date that the payments are made to the BANDES described in said Clause 3.1(B).

(b) In the event that an event of default should occur and continue with respect to the Contract of Sidor’s Banking Debt or the Contract of Debt with the Republic, all of the amounts that Sidor should pay in accordance with this Contract will be deposited by Sidor in a segregated Sidor account and will not be retired from said account nor paid in accordance with this contract unless (i) said non-compliance has been cured and/or waived in accordance with the terms of the Contract of Sidor’s Banking Debt or the Contract of Debt with the Republic, whatever the case, within the fifteen (15) days following the date on which said amounts became due in accordance with this Contract and (ii) at least thirty (30) days have gone by from the date on which said non-compliance has been cured and/or waived (as long as during said period there has been no other instance of non-compliance), in which case said payments will be liberated and paid in accordance with the present Contract.

5.2 Payment of Negative Results to Sidor. In the event that the Results from Sidor’s Operations of the Semi-Annual Fiscal Periods ending on December 31, 2003, June 30, 2004 and December 31, 2004 or of an Fiscal Year that ends after 2004 are negative, CVG will pay Sidor the percentage that CVG is entitled to in the Results from Sidor’s Operations in said Semi-Annual Fiscal period or Fiscal Year in accordance to Clause 3 (and subject to the limitations established in said Clause) on the dates indicated in said Clause 3. It is expressly agreed by the Parties that CVG will have the right to compensate totally or partially and in full right the amounts that it must pay to Sidor in accordance with this Clause along with any other debts that CVG may have against Sidor.

THIRD CLAUSE: TERM AND EFFECT.

3.1 This Addendum will become effective starting on the date on which the Addendum of the Contract of Debt with the Republic, dated October     , 2003 becomes effective.

3.2 The Contract, as amended by this Addendum, is and will continue to be in effect and is confirmed and ratified in all its aspects by this Addendum.

3.3 Except by special disposition in contradiction of this Addendum, the signing, execution and term of this Addendum will not constitute and cannot be interpreted as a surrender of any right, action or power of CVG under the Contract, nor of any sort of termination of the Contract.

FOURTH CLAUSE: APPLICABLE LAW.

This Addendum will be ruled and interpreted in its entirety in accordance with the laws of the Bolivarian Republic of Venezuela.

FIFTH CLAUSE: APPLICABLE JURISDICTION.

For all matters relative to the interpretation and enforcement of this Addendum, the parties submit irrevocably and unconditionally to the exclusive jurisdiction and competence of the courts of the Bolivarian Republic of Venezuela, expressly surrendering any other forum to which they have the right or may have future rights, in virtue of their domicile or any other reason.

Two (2) copies are made of the same tenor and to the same effect in the city of Caracas at              days of the month of October, two thousand and three (2003).

CORPORACIÓN VENEZOLANA DE GUAYANA (CVG)	SIDERÚRGICA DEL ORINOCO, C.A. (SIDOR)

By: CVG	By: Sidor
Name: Rafael Sánchez Márquez	Name: Martín Berardi
Title: President (E)	Title: Executive President

By: Sidor
Name: Maritza Izaguirre
Title: President of the Joint Directive

Annex A to the Contract of Participating Accounts

Certificate

                    , acting in my capacity as Financial Director of Siderúrgica del Orinoco (Sidor), C.A., a company constituted and with offices in Caracas (the “Company”), and not in my own name, in accordance with that established in the Fourth Clause of the Participating Accounts Contract between the Company and Ylopa – Serviços de Consultadoria Lda dated June 20th, 2003, as amended, and in the Fourth Clause of the Participating Accounts Contract between the Company and the Corporación Venezolana de Guayana (CVG) dated June 20th, 2003 as amended (both referred to as the “Contracts”), through this document certify in the name and representation of the Company that the Results from Sidor’s Operations corresponding to the [Fiscal Term that ended on December 3lst, 20    ] [Fiscal Term that ended on                          , 20    ], calculated in accordance with the terms of the Contracts, are [positive] [negative] and amount to              Dollars of the United States of America (US$                 ). Attached to this certificate I append the calculations carried out by the Company to determine said Results from Sidor’s Operations. Capitalized terms used and not defined in this certificate shall have the meaning assigned to them in the Contracts.

Certificate emitted on                          , 20    1.

Name:
Charge: Financial Director

[1]	To be sent within 120 days following the end of each Semi-Annual Fiscal Period ending on December 31st, 2003, June 30th, 2004, and December 31st, 2004, and each Fiscal Year.

SECOND ADDENDUM TO THE SIDOR/CVG

PARTICIPATION AGREEMENT

Between CORPORACION VENEZOLANA DE GUAYANA (CVG), autonomous institution formed by Decree No 430 on December 29, 1960 published in the Official Gazette of the Republic of Venezuela No. 26.445 on December 30, 1960 which last reform was approved by Decree No. 1.531, on November 7, 2001, published in the Official Gazette of the Bolivarian Republic of Venezuela 5.533 (in Extraordinary session), on November 2001, represented in this contract by Rafael José Sánchez Márquez, Venezuelan, of legal age, resident of Guyana City, carrying identification number 3.861.944, as President of the Company, according to Decree 2853 dated March 19, 2004, in conformance with articles 36 and 37, section 10, of the Organic Development Statute of Guyana and in conformance with Resolution No. DIR.8952 dated November 18, 2004, on the first part; and on the second part, SIDERÚRGICA DEL ORINOCO (SIDOR), C.A., commercial corporation with offices in Caracas, registered under the commercial record of the Judicial District of the Federal District of Miranda, on April 1,1964, under Number 86, Volume 13-A, published in the Municipal Gazette of the Federal District no. 11.256, dated April 8, 1964 (henceforth, “SIDOR”), represented in this agreement by its Executive President, Julian Eguren, of legal age and of Argentine nationality, carrying Identity Document E-82.245.711, and by its Finance Director Miguel Delfino, of legal age, Argentinean, carrying identity number 82.078.440, authorized to execute this contract based on the powers invested upon them by the Joint Directive of Sidor dated September 21, 2004; it has been agreed to carry out this addendum (“Addendum”) to the Participating Accounts Contract between CVG and Sidor, dated June 20th, 2003 (the “Contract”).

PRELIMINARY CONSIDERATIONS

WHEREAS, on June 20, 2003, CVG and Sidor agreed to the Contract.

WHEREAS, on October, 2003, CVG and Sidor agreed to the first Addendum to the Contract.

WHEREAS, CVG and Sidor have agreed to modify the Contract according to the terms established in the present Addendum.

In virtue of the foregoing, the parties enter into this Addendum, which modifies the Contract in the terms established in the present agreement.

FIRST CLAUSE: DEFINITIONS

Capitalized terms that are not defined in this Addendum shall have the meaning attributed to them in the Contract.

SECOND CLAUSE: AMENDMENTS TO THE CONTRACT

By means of this Addendum, CVG and Sidor agree to amend the Contract in the following manner:

(a) The following new definition is added, in alphabetical order, to the First Clause of the Contract:

“Fiscal Trimester” means, for any year, the term beginning on January 1st and ending on March 31st, both dates inclusive, the period beginning on April 1st and ending on June 30th, both dates inclusive, the period beginning on July 1st and ending on September 30th, both dates inclusive, and the period beginning on October 1st and ending on December 3lst, both dates inclusive.

(b) The definition of “EBITDA” contained in the First Clause of the Contract, is amended by this Addendum through the inclusion of the following phrase at the end of said definition:

“with the understanding, however, that to the effects of the calculation for Excess Cash, Consolidated EBITDA will be determined in a non-consolidated manner.”

(c) The definition of “Results from Sidor’s Operations” contained in the First Clause of the Contract is amended as follows:

(i) The following text substitutes and leaves without effect the heading of the definition of “Results from Sidor’s Operations” contained in the First Clause of the Contract:

“Results from Sidor’s Operations” means, with respect to Sidor and any period, the positive or negative sum (determined in a non-consolidated manner in accordance with Venezuelan GAAP and calculated in Bolivars and afterward converted to Dollars at the Average Exchange Rate of said period), and without duplications, of:”

(ii) The following text substitutes and leaves without effect Sub-Clause (a) of the definition of “Results from Sidor’s Operations” contained in the First Clause of the Contract:

“(a) EBITDA of said period, minus,”

(iii) The following text substitutes and leaves without effect Sub-Clause (c) of the definition of “Results from Sidor’s Operations” contained in the First Clause of the Contract:

“(c) reductions (or increases) in the Working Capital for said period; plus”

(iv) The following text substitutes and leaves without effect Sub-Clause (m) of the definition of “Results from Sidor’s Operations” contained in the First Clause of the Contract:

“(m) the amount required to ensure that the final available cash (excluding the aggregate amount of Results from Sidor’s Operations (as long as they are positive), if there were any, with respect to any previous Fiscal Years, Semi-Annual Fiscal Periods, or Fiscal Trimesters, whatever the case, that has been deposited in the account mentioned in Clause 5.1(b) of this Contract and of the Participation Agreement with Ylopa), after having given effect pro forma to the payment of the Results from Sidor’s Operations to the Participants (if the Results from Sidor’s Operations to the Participants were positive), will be Twenty Million Dollars (US$20.000.000).”

(d) The following text substitutes and leaves without effect Sub-Clause (B) of Section 3.1 contained in the Third Clause of the Contract:

(B)

(I)	(A) Not after November 15th, 2004, Sidor will use an amount equal to the Results from Sidor’s Operations for the period beginning July 1st, 2004 and ending September 30th, 2004, both dates inclusive; (B) Not after February 15th, 2005, Sidor will use an amount equal to the Results from Sidor’s Operations for the period beginning October 1st, 2004 and ending December 31st, 2004, both dates inclusive; (C) not after May 15th, 2005, Sidor will use an amount equal to the Results from Sidor’s Operations for the period beginning January 1st, 2005 and ending March 31st, 2005, both dates inclusive; and (D) not after August 15th, 2005, Sidor will use an amount equal to the Results from Sidor’s Operations for the period beginning April 1st, 2005 and ending June 30th, 2005, both dates inclusive; (E) not after November 15th, 2005, Sidor will use an amount equal to the Results from Sidor’s Operations for the period beginning July 1st, 2005, and ending September 30th, 2005, both dates inclusive; (F) not after February 15th, 2006, Sidor will use an amount equal to the Results from Sidor’s Operations for the period beginning October 1st, 2005, and ending December 31st, 2005, both dates inclusive (each one of the amounts described in sub-clauses (A) through (F) above, an “Applicable Amount of Results from Sidor’s Operations” and each of the periods described in sub-clauses (A) through (F) above, the “Applicable Period”), in each case in the following manner and as long as Sidor has sent the Certificate corresponding to said Applicable Period in accordance with Clause 4 of this Contract:

(1)	5% of the Applicable Amount of Results from Sidor’s Operations (if positive) will be used to prepay the capital payments of the Tranche A Loans in inverse order of their expiration, as long as any of the Tranche A Loans is outstanding.

(2)	25% of the Applicable Amount of Results from Sidor’s Operations (if positive) will be used to prepay the capital payments of the Debt with the Republic, as long as the Debt with the Republic is outstanding.

(3)	CVG will participate in the Results from Sidor’s Operations (positive or negative) in an amount equivalent to (x) 28,189% of the Applicable Amount of Results from Sidor’s Operations minus (y) 40,27% of the aggregate amount of cash dividends that according to the applicable legislation must be paid by Sidor to its shareholders during said Applicable Period, and in past Applicable Periods, Fiscal Years, Semi-Annual Fiscal Periods, or Fiscal Trimesters, as long as the amounts from said dividends paid in said past Applicable Periods, Fiscal Years, Semi-Annual Fiscal Periods and/or Fiscal Trimesters have not been applied in accordance with the calculations of this sub-clause (3) to reduce the amounts that would have in any other way been paid in accordance with this sub-clause (3) in any of said past Applicable Periods, Fiscal Years, Semi-Annual Fiscal Periods, or Fiscal Trimesters.

(II)	Not after (a) May 15th, 2006, Sidor will use an amount equal to the Results from Sidor’s Operations corresponding to the period beginning January 1st, 2006 and ending March 31st, 2006, both dates inclusive; (b) August 15th, 2006,

Sidor will use an amount equal to the Results from Sidor’s Operations corresponding to the period beginning April 1st, 2006 and ending June 30th, 2006, (c) November 15th, 2006, Sidor will use an amount equal to the Results from Sidor’s Operations corresponding to the period beginning July 1st, 2006 and ending September 30th, 2006, and (d) February 15th, 2007, and not after every February 15th, May 15th, August 15th, and November 15th following, Sidor will use an amount equal to the Results from Sidor’s Operations corresponding to the previous Fiscal Trimester, in each case in the following manner indicated, as long as Sidor has sent the Certificate corresponding to said Fiscal Year in accordance with the provisions of Clause 4 of this Contract:

(1)	30% of the Results from Sidor’s Operations (if they were positive) will be used to prepay the capital payments of the Debt with the Republic, as long as the Debt with the Republic is outstanding.

(2)	CVG will participate in the Results from Sidor’s Operations (positive or negative) in an amount equivalent to (x) 28,189% of the Applicable Amount of Results from Sidor’s Operations minus (y) 40,27% of the aggregate amount of cash dividends that according to the applicable legislation must be paid by Sidor to its shareholders during said Fiscal Year, or in past Fiscal Years, Semi-Annual Fiscal Periods, or Fiscal Trimesters, as long as the amounts from said dividends paid in said past Fiscal Years, Semi-Annual Fiscal Periods and/or Fiscal Trimesters have not been applied in accordance with the calculations of sub-clause 3.1(B)(I)(3) or this sub-clause (2) to reduce the amounts that would have in any other way been paid in accordance with this sub-clause (2) in any of said past Applicable Periods, Fiscal Years, Semi-Annual Fiscal Periods, or Fiscal Trimesters.

(e) The following text substitutes and leaves without effect the Fourth Clause of the Contract:

CLAUSE FOUR

Determination of Results from Sidor’s Operations (positive or negative)

As soon as possible and in any event within the 45 days following the culmination of each Financial Trimester, but at least two. (2) Business Days prior to the payment of Results from Sidor’s Operations provided for in Clause 3.1 (B), Sidor will send to CVG (i) a copy of Sidor’s financials corresponding to said Fiscal Trimester, prepared in accordance with Venezuelan GAAP, which will contain a balance sheet, profit and loss and cash flow analysis, and (ii) a complete copy of the Certificate with respect to said Fiscal Trimester, duly signed by the Financial Director of Sidor, which will constitute the definitive document that will be used to determine the Results from Sidor’s Operations for said Fiscal Year or Semi-Annual Fiscal period (positive or negative).

(g) The following text substitutes and leaves without effect Section 5.2 contained in the Fifth Clause of the Contract:

5.2 Payment of Negative Results to Sidor. In the event that the Results from Sidor’s Operations for a Fiscal Trimester are negative, CVG will pay Sidor the percentage that CVG is entitled to in the Results from Sidor’s Operations in said Semi-Annual Fiscal period or Fiscal Year in accordance to Clause 3 (and subject to the limitations established in said Clause) on the dates indicated in said Clause 3. It is expressly agreed by the Parties that CVG will have the right to compensate totally or partially and in full right the amounts that it must pay to Sidor in accordance with this Clause along with any other debts that CVG may have against Sidor.

THIRD CLAUSE. TERM AND EFFECT

3.1 This Addendum will become effective starting on the date on which the Addendum of the Contract of Debt with the Republic, dated October 14, 2004 becomes effective.

3.2 The Contract, as amended by this Addendum, is and will continue to be in effect and is confirmed and ratified in all its aspects by this Addendum.

3.3 Except by special disposition in contradiction of this Addendum, the signing, execution and term of this Addendum will not constitute and cannot be interpreted as a surrender of any right, action or power of CVG under the Contract, nor of any sort of termination of the Contract.

FOURTH CLAUSE: APPLICABLE LAW.

This Addendum will be ruled and interpreted in its entirety in accordance with the laws of the Bolivarian Republic of Venezuela.

FIFTH CLAUSE: APPLICABLE JURISDICTION.

For all matters relative to the interpretation and enforcement of this Addendum, the parties submit irrevocably and unconditionally to the exclusive jurisdiction and competence of the courts of the Bolivarian Republic of Venezuela, expressly surrendering any other forum to which they have the right or may have future rights, in virtue of their domicile or any other reason.

Two (2) copies are made of the same tenor and to the same effect in the city of Caracas at 18 days of the month of November, two thousand and four (2004).

CORPORACION VENEZOLANA DE GUAYANA (CVG)	SIDERURGICA DEL ORINOCO, C.A. (SIDOR)

[Signature]	[Signature]

Name: Rafael Sánchez Márquez	Name: Julián Eguren
Title: President	Title: Executive President

[Signature]

Name: Miguel Delfino
Title: Financial Director

Annex B to the Contract of Participating Accounts

Certificate

                    , acting in my capacity as Financial Director of Siderúrgica del Orinoco (Sidor), C.A., a company constituted and with offices in Caracas (the “Company”), and not in my own name, in accordance with that established in the Fourth Clause of the Participation Agreement between the Company and the Corporación Venezolana de Guayana (CVG) dated June 20th, 2003 as amended, and in the Fourth Clause of the Participation Agreement between the Company and Ylopa – Serviços de Consultadoria Lda dated June 20th, 2003, as amended (both referred to as the “Contracts”), through this document certify in the name and representation of the Company that the Results from Sidor’s Operations corresponding to the [Fiscal Term that ended on December 31st, 20    ] [Semi-Annual Fiscal Term that ended on                          , 20    ] [Fiscal Trimester that ended on                          , 20    ], calculated in accordance with the terms of the Contracts, are [positive] [negative] and amount to                  Dollars of the United States of America (US$                 ). Attached to this certificate I append the calculations carried out by the Company to determine said Results from Sidor’s Operations. Capitalized terms used and not defined in this certificate shall have the meaning assigned to them in the Contracts.

Certificate emitted on                          , 20    .

Name:
Charge: Financial Director